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                                  UNITED STATES                   OMB Number:   3235-0058
                       SECURITIES AND EXCHANGE COMMISSION         Expires: January 31, 2005
                             Washington, D.C. 20549               Estimated average burden
                                                                  hours per response .. 2.50
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                                   FORM 12b-25                    --------------------------
                                                                        SEC FILE NUMBER
                                                                           000-7619
                           NOTIFICATION OF LATE FILING            --------------------------
                                                                  --------------------------
                                                                       CUSIP NUMBER
                                                                         73935U00
                                                                  --------------------------
(Check One):
 [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q   [ ] Form N-SAR

     For Quarter Ended:  March 31, 2002
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

    Read attached instruction sheet before preparing form. Please print or type.

    Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

    If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             REGISTRANT INFORMATION

Asia SuperNet Corporation
________________________________________________________________________________
Full Name of Registrant

N/A
________________________________________________________________________________
Former Name if Applicable

1888 Sherman Street, Suite 500
________________________________________________________________________________
Address of principal executive office (Street and number)

Denver, Colorado 80203
________________________________________________________________________________
City, state and zip code

                                    PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
     |         be filed  on or  before  the  15th  calendar  day  following  the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth  calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Registrant has encountered delays in completing its Quarterly Report on
     Form 10-Q for the quarter ended March 31, 2002 by May 15, 2002 because of delays in getting appropriate financial and other information included in said report from foreign entities.

                                    PART IV
                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

     Robert H. Trapp                      (303)             894-7971
     ---------------------------------------------------------------------------
         (Name)                          (Area Code)      (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof?
                                                                 [ ] Yes  [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                            Asia Supernet Corporation
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2002                          By /s/ Robert H. Trapp
                                               ---------------------------------
                                               Robert H. Trapp
                                               Director/Chief Accounting Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (see 18 U.S.C. 1001).